Exhibit 10.1 January 7, 2010

PRIVATE AND CONFIDENTIAL Nicholas Goodman

Dear Nick,

I am pleased to provide you an offer of employment for the position of Chief Executive Officer with an anticipated start date of the third week of January 2010. You will, report directly to me, Kraig Higginson, Chairman of the Board of Raser Technologies (Raser) and to the Board of Directors for overall performance and functional guidance and direction. This letter is intended to summarize the terms of your employment.

Base Salary: Your salary will be $300,000.00 per year on an annualized basis,

Annual Incentive Plan You will also be eligible to participate in the annual incentive plan at a target level of 50% of base salary. Bonus milestones in 2010 will be established on jointly agreed upon operational measures and results.

Long Term Incentive Plan: Effective on the commencement of your employment, you will be granted incentive stock options to purchase $240,000 of Raser's common stock. Such options shall vest ratably over three years. The exercise price of such options will equal the fair market value of Raser's common stock on the date you commence employment

Relocation Guidelines; The following relocation benefits are available to you:

1.	One trip for spouse from Anchorage to SLC for house hunting.

2.	One trip per month for you from Utah to Anchorage for up to six months until your family moves to

Utah.

3. Temporary living in Provo for 3 months in an apartment or extended stay facility subject to Raser's approval of a budget.

4. Moving costs for household furnishings (plus 2 cars), included packing, moving, unpacking, insurance, and local storage in Utah for up to 2 months, if needed.

5. Real estate transaction costs, including realtor fess for sale of home in Alaska and closing costs for purchase of new home in Utah.

6.	Flat rate of $20,000 for incidentals associated with the move.

7.	If employee incurs two mortgages (one in Utah and one in Anchorage) Raser will cover the lower of the two for up to six months.

Benefits: During your interview process you received a packet of Raser benefits in place for 2010, including health and dental programs, insurance and related benefits. These will be in effect as of your start date, and you will be eligible for all benefits provided to Raser's executive officers in the future.

In addition, as a company executive, you will accrue six (6) weeks paid time off (PTO) per year to include vacation, sick leave and any other time off.

Change of Control: If there shall be a change of control, such as the sale of the company, merger or acquisition, and if within one year of such change in control your employment shall be terminated or if your responsibilities shall be other those typically granted to a chief executive officer, you will be paid eighteen months base salary as severance within thirty days of the event giving rise to the right to such payment. In addition, unvested options will vest completely upon a change of control event, as defined in this section.

Nicholas Goodman Employment Offer

Severance Package: In the event you are terminated for reason other than Cause or you terminate your employment for Good Reason, the Company will pay to you as severance one year base salary within thirty days of such termination and all unvested options of yours will vest in full effective on the date of such termination. For purposes hereof, a termination for "Cause" will occur if you are terminated for any of the following reasons: (i) committing fraud against the Company which results in material damage to the Company ; (ii) improper disclosure of the Company’s confidential or proprietary information; or (iii) your failure or inability to perform your duties as CEO after written notice from the Company to you of, and 30 days to cure, such failure or inability; or (iv) your conviction (including any plea of guilty or no contest) for any criminal act that impairs your ability to perform your duties as CEO. For purposes hereof, a termination for "Good Reason" will occur if you terminate your employment with the Company within thirty (30) days following the occurrence of any of the following: (i) a reduction in your then-current base salary by at least 10% other than as part of a general salary level reduction or a salary reduction made with your consent, or (ii) a request by the Company to you to relocate the principal place for performance of Company duties to a location more than one hundred (100) miles from the Company’s then current headquarters location, if such change, reduction or relocation is effected without your consent, or (iii) removal as or demotion from Chief Executive Officer, a material reduction in duties as Chief Executive Officer, or any change in reporting structure that results in you reporting to anyone other than the Board of Directors.

Please be advised that the terms of this offer will expire on Friday, January 8, 2010 at 5:00 PM.

This letter is not an employment contract. Should you accept this offer, nothing contained in this letter will modify the at-will nature of any employment with Raser, subject to the rights and privileges granted to you in this letter.

Nick, I believe we offer a terrific opportunity for you to add value to our business while significantly enhancing your own career growth and development. I look forward to welcoming you to Raser and initiating a long and mutually rewarding relationship.

Please sign below, indicating your acceptance arid specific start date in January 2010 and fax to Bob Roylance's office at STM Associates.

If you have any questions, feel free to give me a call.

Sincerely,

/s/ Kraig Higginson Kraig Higginson Chairman of the Board

Accepted and agreed to this 7th day of January 2010. Anticipated start date of 25th day of January 2010.

/s/ Nicholas Goodman Nicholas Goodman